Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 10, 2006

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, Maryland 20876

Re:	Hughes Communications, Inc.
Registration Statement on Form S-1 (File No. 333-130136)

Ladies and Gentlemen:

We have acted as special counsel to Hughes Communications, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), initially filed on December 10, 2005 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), allowing for delayed offerings pursuant to Rule 415 under the Act. The Registration Statement includes (i) a prospectus (the “Distribution Prospectus”) to be furnished to securityholders of SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra”), in connection with a special dividend distribution (the “Distribution”) by SkyTerra of all of the issued and outstanding common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) a prospectus (the “Rights Prospectus”) to be furnished to securityholders of the Company in connection with the issuance by the Company of a special dividend in the form of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of Common Stock (the “Rights Offering”). The Registration Statement relates to the registration by the Company under the Act of (i) certain of the shares of Common Stock to be distributed by SkyTerra in the Distribution (the “Distribution Shares”), (ii) the Rights and (iii) 7,843,141 shares of Common Stock that may be sold pursuant to the Rights Offering (the “Rights Shares”). The Distribution Shares, the Rights and the Rights Shares are collectively referred to herein as the “Securities.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

Hughes Communications, Inc.

February 10, 2006

(i)	the Registration Statement, as amended to the date hereof;

(ii)	the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and as certified by the Secretary of State of the State of Delaware (the “Certificate of Incorporation”);

(iii)	the Amended and Restated By-Laws of the Company, as currently in effect and as certified by the Secretary of the Company (the “By-Laws”);

(iv)	certain resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) relating to the registration of the Securities, the original issuance of shares of Common Stock to SkyTerra, the terms of the Rights Offering and related matters;

(v)	a specimen common stock certificate representing the Common Stock; and

(vi)	a specimen subscription rights certificate representing the Rights.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. You have represented to us that the issuance of the Rights and the consummation of the Rights Offering will not violate any contract or governmental order and we have relied on such representation in rendering this opinion. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect thereof on such parties. We have also assumed that (i) the stock certificates evidencing the Distribution Shares and the Rights Shares will conform to the specimen common stock certificate examined by us and will be duly executed and delivered, (ii) the certificates evidencing the Rights will conform to the specimen subscription rights certificate examined by us and will be duly executed and delivered.

Hughes Communications, Inc.

February 10, 2006

Our opinions set forth below are limited to Delaware corporate law.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

1.	The Distribution Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.	The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.	When the Rights Shares are issued and delivered against payment therefore upon due exercise of Rights as contemplated in the Rights Prospectus, the Rights Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP